Exhibit 10.24

BEAZER HOMES USA, INC.
2014 LONG-TERM INCENTIVE PLAN
DIRECTOR AWARD AGREEMENT FOR
RESTRICTED STOCK
THIS DIRECTOR AWARD AGREEMENT FOR RESTRICTED STOCK (this “Agreement”) is made as of November [___], 2014 by and between Beazer Homes USA, Inc., a Delaware corporation (the “Company”), and [________________], an individual resident of the State of [__________] (“Participant”).
WITNESSETH:
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company wishes award to Participant [______] shares of Restricted Stock under the Company’s 2014 Long-Term Incentive Plan (the “Plan”).
NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereby agree to the terms and conditions set forth below.
1.AWARD OF RESTRICTED STOCK
(a)    Award; Effective Date. The Company awards to Participant, effective as of November [__], 2014 (the “Restricted Stock Effective Date”), [________] Shares (as defined in the Plan), subject to the terms of the Plan and subject to such further restrictions as are set forth below. Such restricted Shares are hereinafter referred to as “Restricted Stock.”
(b)    Vesting; Change in Control; Restrictions. (i) Subject in each case to the provisions of this Section 1, Participant’s rights with respect to the Restricted Stock awarded hereunder shall vest on the date (hereinafter referred as the “Vesting Date”) that is the first anniversary of the Restricted Stock Effective Date, provided Participant has served continuously on the Board from the Restricted Stock Effective Date until the Vesting Date.
(ii)    In the event Participant’s service on the Board is terminated as a result of his/her Disability (as defined in the Plan), or Participant dies while serving on the Board, in either case prior to the Vesting Date, then all of the Restricted Stock will vest on the date of Participant’s termination of service on the Board as a result of his/her Disability or the date Participant dies while serving on the Board, as applicable.
(iii)    In the event Participant terminates service on the Board due to an unsuccessful attempt by Participant to win re-election to the Board prior to the Vesting Date, then the Restricted Stock will vest with respect to such number of Shares (rounded to the nearest whole Share) as equals the product of (x) the total number of Shares underlying the Restricted Stock awarded to Participant as described in Section 1(a) hereof multiplied by (y) a fraction (not to exceed one), the numerator of which shall be equal to the number of whole months (counting each month as ending on the first day of the calendar month) elapsed from the Restricted Stock Effective Date until the date Participant terminates service on the

Board due to an unsuccessful attempt to win re-election to the Board, as applicable (not to exceed twelve), and the denominator of which shall be twelve).
(iv)    Notwithstanding Section 1(b)(i) above, upon the occurrence of a Change in Control (as defined in the Plan) prior to the Vesting Date, provided Participant has served continuously on the Board from the Restricted Stock Effective Date until such Change in Control, then all of the Restricted Stock will vest upon the occurrence of the Change in Control.
(v)    Prior to vesting, the Restricted Stock shall not be voluntarily or involuntarily sold, assigned, transferred, pledged, alienated, hypothecated or encumbered by Participant, other than by will or the laws of descent and distribution.
(vi)    Prior to vesting, Participant shall have voting rights and receive dividends, if and when declared, on the Restricted Stock held by the Company on behalf of Participant.
(c)    Forfeiture of Restricted Stock.
(i)    In the event that Participant voluntarily resigns from or otherwise terminates his/her service on the Board (other than due to (A) his/her Disability, (B) his/her death, or (C) an unsuccessful attempt by Participant to win re-election to the Board), prior to the Vesting Date and prior to a Change in Control, then the Restricted Stock which is held by Participant and not vested on the date of such termination shall be forfeited by Participant, and the Company shall have no further obligation to Participant with respect to such forfeited Restricted Stock.
(d)    Stock Certificates. The Restricted Stock awarded hereunder shall be held in a book entry account by the Company. Appropriate adjustments shall be made by the Company to the Restricted Stock awarded hereunder to reflect changes made by the Committee pursuant to those events described in Section 2 below. Upon vesting of the Restricted Stock awarded hereunder, the Shares shall continue to be held in a book entry account by the Company, unless Participant requests delivery of stock certificates representing such Shares, in which case a certificate or certificates representing such Shares shall be delivered to Participant, which certificate or certificates may contain such legends as the Company, in its sole discretion, deems necessary or advisable in connection with applicable securities laws. Such certificates shall be delivered as soon as administratively practicable, but no later than 30 days after any such request.
2.    ADJUSTMENTS
If there shall be any Adjustment of Shares as provided for in Section 4.3 of the Plan, then appropriate adjustments in the outstanding portion of the Restricted Stock shall be made by the Committee, the manner of such adjustments being made as provided for under the Plan.

3.    MISCELLANEOUS
(a)    The Plan. The award of Restricted Stock provided for herein is made pursuant to the Plan and is subject to its terms. The terms of this Agreement shall be interpreted in accordance with the Plan and any capitalized term used in this Agreement but not defined herein shall have the meaning set forth in the Plan. The Plan is available for inspection during business hours at the principal offices of the Company (currently located at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328), and a copy of the Plan may be obtained by Participant through a request in writing therefor directed to the Secretary of the Company. To the extent the terms of this Agreement are inconsistent with the Plan, the terms of the Plan shall control.
(b)    No Right to Continued Service. This Agreement shall not confer on Participant any right with respect to continuance of service as a director on the Board, nor will it interfere in any way with the right of the Company or its stockholders to terminate Participant’s service as a director on the Board.
(c)    Waivers. No waiver at any time of any term or provision of this Agreement shall be construed as a waiver of any other term or provision of this Agreement and a waiver at any time of any term or provision of this Agreement shall not be construed as a waiver at any subsequent time of the same term or provision.
(d)    Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.
(e)    Counterparts. This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(f)    Committee Determinations. The Committee shall have the discretionary authority to interpret, construe and administer the terms of this Agreement in accordance with the Plan.
(g)    Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this DIRECTOR AWARD AGREEMENT FOR RESTRICTED STOCK covering the award of Restricted Stock effective as of November [__], 2014 and dated as of the date first written above.

BEAZER HOMES USA, INC.

By: _____________________________________
Executive Vice President, General Counsel
and Chief Administrative Officer

PARTICIPANT

________________________________________
Name

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